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                                                                   Exhibit 10.26

April 15, 1999

Mr. Jack Hockema
30041 Saddleridge Drive
San Juan Capistrano, CA 92675

Dear Jack:

This letter will extend your current Employment Agreement for two years beyond the current expiration date of December 31, 1998 to December 31, 2000. Also, your Employment Agreement will be modified as outlined below:

- Your annual base salary will be raised to two hundred sixty-five thousand dollars ($265,000) effective January 1, 1999.

- You will participate in the Engineered Products Business Unit 1999 and 2000 annual incentive plans with an annual target incentive opportunity of one hundred thirty-five thousand dollars ($135,000) and will not participate in the EVA incentive compensation arrangement set forth in your Employment Agreement.

- You will participate in the Engineered Products 1997-1999 and 1998-2000 Long-Term incentive plans, with an incentive target opportunity of two hundred thousand dollars ($200,000) and will not participate in the EVA incentive compensation arrangement set forth in your Employment Agreement.

- For both the annual and long-term incentive plans the Engineered Products plan multiplier will be used to calculate your award, however your target will not affect the award pool as it applies to other participants.

- Your automobile allowance will be increased to nine hundred dollars ($900) per month, effective January 1, 1999.

- The "Growing the Business Bonus" will be modified per Attachment I to provide a method for calculating a lump sum payment in the event of a transfer or sale of all or substantially all of the assets of the Engineered Products to a party not controlled by MAXXAM, Kaiser Aluminum Corporation or Kaiser Aluminum & Chemical Corporation. In cases other than a sale or transfer, the "Growing the Business Bonus" will be applied as set forth in your Employment Agreement.

- For clarification purposes in calculating the "Growing the Business Bonus" as it pertains to Attachment I and your Employment Agreement, Engineered Products Ebit and net assets will be the reported Ebit and net assets adjusted as follows:

                  (a)      Certain 1997 AKW and restructuring adjustments
                  (b) Amortization of Newark strike costs from 8/15/98 through 8/15/2001

- You will participate in the "Enhanced Severance Protection and Change of Control Benefits Program" as described in the letter set forth in Attachment II.

Except for the above modifications, all other conditions of your Employment Agreement remain unchanged.

Sincerely,                               Agreed To and Accepted By:


/S/ Raymond J. Milchovich                /S/ Jack A. Hockema
Raymond J. Milchovich                    Printed Name  Jack A. Hockema
President and Chief Operating Officer    Title Vice President, President EP
                                         Date 4-18-99

                                  ATTACHMENT I

If during the period January 1, 1999 through December 31, 2000 all or substantially all of the assets of the Engineered Products Business Unit are sold to a party not controlled by MAXXAM, Kaiser Aluminum Corporation or Kaiser Aluminum & Chemical Corporation, the "Growing the Business Bonus" will be calculated as follows:

- The performance through the date of the sale or transfer shall be determined as follows. Note that the "plan" amounts are the specific threshold, target and maximum amounts or percentages, for both Engineered Products and KAC, as agreed to in the original 1996 agreement. Refer to Example I.

- If the sale or transfer is in the year 1999, performance will be determined based on the ratio of actual year to date 1999 performance to plan for Engineered Products (EP) EBIT, EP EBIT RONA and KAC EBIT RONA, and applied to the remainder of the 1999 and 2000 year periods. The average multiple is determined after applying such ratio to the plan for each of the components, for each of the years.

- If the sale or transfer is in the year 2000, performance will be determined as: (a) for the year 1999, the actual performance against


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         plan for EP EBIT, EP EBIT RONA and KAC EBIT RONA; (b) for the year 2000 the ratio of actual year to date EP EBIT, EP EBIT RONA and KAC EBIT RONA, is applied to the remainder of the 2000 year. The average multiple is determined based on the actual performance against the plan for the year 1999 and the applied performance against the plan for the year 2000.

                                    EXAMPLE I
J. Hockema - 1999 Agreement - "Growing the Business Bonus" Example For Illustration Only


                                       EP         EP EBIT       KAC EBIT
                                      EBIT         RONA           RONA        Totals
Plan - 1999                       $    65.0          20.0%           8.0%
Plan - 2000                       $    85.0          20.0%          11.0%
Net Assets                                      $   240.0     $  1,600.0

SCENARIO 1 - SELL 6/30/99
Estimated Actual to 6/30/99       $    25.0          10.4%           3.0%
Plan at 6/30/99                   $    32.5          10.0%           4.0%
Ratio Actual to Plan                   76.9%        104.0%          75.0%

"Applied" Performance 1999        $    50.0          20.8%           6.0%     ratio x plan
"Applied" Performance 2000        $    65.4          20.8%           8.3%     ratio x plan
Award multiple 1999                   0.750         1.080          0.461         (1)
Award multiple 2000                   0.778         1.080          0.666         (1)

Average multiple 1999 - 2000          0.764          1.08          0.564
Weighting                                25%           25%            50%
Total weighted multiple               0.191          0.27          0.282            0.743
Target                                                                      $       600.0
Total Award                                                                 $       445.8

SCENARIO 2 - SELL 6/30/00
Estimated Actual 1999             $    50.0          20.8%           6.0%    assume same as above
Award multiple 1999                   0.833         1.080          0.461         (1)

Estimated Actual to 6/30/00       $    34.0          14.2%           4.0%
Plan at 6/30/00                   $    42.5          10.0%           5.5%
Ratio Actual to Plan                   80.0%        142.0%          72.7%
"Applied" Performance 2000        $    68.0          28.4%           8.0%     ratio x plan
Award multiple 2000                   0.811         1.925          0.666         (1)

Average multiple 1999 - 2000          0.822         1.503          0.564
Weighting                                25%           25%            50%
Total weighted multiple               0.206         0.376          0.282            0.864
Target                                                                      $       600.0
Total Award                                                                 $       518.4

(1) As per original agreement - plan EP EBIT RONA 1999 is $65 million, and 2000 is $85 million. EP EBIT RONA plan target is 20%. KAC EBIT RONA scale based on award matrix C from original Corporate Lti programs (with 15% as plan target), and multiple based on actual performance against that year's plan performance.

                                  ATTACHMENT II

                                  April 15,1999

Mr. Jack Hockema
30041 Saddleridge Drive
San Juan Capistrano, CA 92675

Dear Jack:

I am pleased to inform you that you have been selected for coverage under the Enhanced Severance Protection and Change of Control Benefits Program ("Plan") for selected corporate officers.

As you know, Kaiser Aluminum is pursuing a strategy that could lead to various forms of corporate restructuring. In that connection, the Plan was developed and is being made available to selected key officers. The purposes of the Plan include all of the following:

        - Retention of top-performers and those with critical skills both pre and post restructuring;

        - Provision of appropriate protection to business unit management in the event of job loss and/or a change of control,1 and

        - Maintenance of focus by management on key goals and maintenance of overall energy level through a potentially distracting period.


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This letter sets forth the basic provisions of the Plan which, subject to the limits explained below, is being offered to you in conjunction with other benefits that otherwise may be payable to you under the Kaiser Aluminum Termination Payment and Benefits Plan Continuation Policy ("Policy"). For example, if you become eligible for 6 months under the enhanced severance part of the Plan and you already have earned 3 months severance under the Policy, you would receive 3 months severance from the Policy and 3 months severance from the Plan.

The Plan will be in effect through the end of the 2000 calendar year, unless earlier amended or terminated by the Compensation Committees or Boards of Directors of Kaiser Aluminum Corporation and Kaiser Aluminum & Chemical Corporation. No amendment or termination of the

Plan will adversely affect your right to receive benefits provided under the Plan without your written consent. After the year 2000, management will determine the need for any other protection or enhanced severance programs.

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(1)  See page 3 for definition of "change of control".

ENHANCED SEVERANCE PROTECTION
Under the enhanced severance protection features of the Plan, you will qualify for such severance benefits if you are terminated for any reason except for the following exclusions:

         1.       You voluntarily resign or retire.

         2. You are discharged for serious cause or other reason prejudicial to Kaiser Aluminum.

         3. You are eligible for sick leave, LTD or KRP full early disability benefits. Or, you were eligible for sick leave or LTD benefits and (i) you did not report back to work immediately after your eligibility for such benefits ceased, or (ii) you were not medically released to work at the time such benefits ceased.

         4. You refuse to accept another suitable position with Kaiser Aluminum. Suitability is determined in accordance with guidelines established from time to time by the personnel policy committee.

         5.       You terminate employment on account of death.

In the event that your employment terminates and you qualify for enhanced severance protection under the Plan, such benefits will be as follows:

         -        12 months base salary,

         - Prorated incentive awards (prorated incentive target for all short and long term incentive programs in progress at termination).

         - Continuation of your coverage under medical, dental, life and AD&D coverage by Kaiser Aluminum(2) as if your employment had continued uninterrupted for up to 12 months. You must continue to pay your monthly medical and life insurance contributions (if any) for this coverage to remain in effect.

         - Payment of your automobile allowance for the number of the severance months.

CHANGE OF CONTROL

In the event that your employment terminates or constructively terminates (described below), due to a change of control or significant restructuring, during a period which commences ninety (90) days prior to a change of control or significant restructuring and ends on the first anniversary of such change of control or significant restructuring, in lieu of the enhanced severance protection benefits described above, you will qualify for change of control benefits.

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(2) As you will not actually be an active employee, your coverage under the cafeteria plan, spending accounts for medical and dependent care expense reimbursement and the LTD Plan will cease. Your eligibility for COBRA coverage will commence after the medical continuation benefits cease, and the medical continuation period is subtracted from your COBRA eligibility period.

Change of control or significant restructuring is defined as: The transfer of all or part of the assets of, or the merger, consolidation or reorganization of, Kaiser Aluminum to or with another organization or the transfer of all or part of the stock of Kaiser Aluminum to another organization.

These benefits are payable as described below, if you are terminated or constructively terminated due to a change of control or significant restructuring, except for the following exclusions:


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         1.       The purchaser or new controlling entity or Kaiser Aluminum offers you suitable employment in substantially the same capacity and at your current level of compensation. This exception will apply regardless of whether you accept or reject the suitable position.

         2.       You voluntarily resign or retire.

         3. You are discharged for serious cause or other reason prejudicial to Kaiser Aluminum.

         4. You are eligible, within the 90 days prior to a change of control, for sick leave, LTD or KRP full early disability benefits. Or, you were eligible for sick leave or LTD benefits and (i) you did not report back to work immediately after your eligibility for such benefits ceased, or (ii) you were not medically released to work at the time such benefits ceased.

         5.       You terminate employment on account of death.

The change of control benefits under the Plan will be as follows:

         -        24 months base salary,

         - Prorated incentive awards (prorated incentive target for all short and long term incentive programs in progress at termination).

         - Continuation of your coverage under medical, dental, life and AD&D coverage by Kaiser Aluminum(3) as if your employment had continued uninterrupted for up to 24 months. You must continue to pay your monthly medical and life insurance contributions (if any) for this coverage to remain in effect.

         - Payment of your automobile allowance for the number of the severance months.

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(3) As you will not actually be an active employee, your coverage under the cafeteria plan, spending accounts for medical and dependent care expense reimbursement and the LTD Plan will cease. Your eligibility for COBRA coverage will commence after the medical continuation benefits cease, and the medical continuation period is subtracted from your COBRA eligibility period.

For purposes of the Plan, you will be deemed to be constructively terminated if:

         - You are demoted, suffer a substantial reduction of position responsibilities or a substantial change in reporting responsibilities or reporting level;

         - You are relocated more than fifty (50) miles from your present office location, except for a promotion and / or mutually agreed transfer; or

         - You suffer a reduction of your base salary and / or total incentive opportunity.

Payments of base salary and prorated incentive awards under the Plan shall be made (net of withholding for federal, state and local taxes) in a single sum in cash within thirty (30) days following your termination or constructive termination of employment. You will be responsible for timely payment of any additional taxes that may be due on the benefits received under the Plan. Should you feel that you have reason to contest any settlement under the Plan, you may do so by following the same procedures as apply to the Company's other severance pay plans, as such claims procedures are incorporated in the Plan by this reference.

Kaiser Aluminum shall have the sole discretion to determine which employees shall participate in the Plan and their level of participation. Kaiser Aluminum also has the authority to construe, interpret and implement the Plan (including the right to make factual determinations) and to make rules and otherwise administer the Plan, and its determination on any matter relating to the Plan shall be conclusive and binding on all interested persons. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Texas.

As part of your enhanced severance and benefit eligibility under the Plan for the one year period following the termination of your employment, you shall not, without prior written consent of Kaiser Aluminum, directly or indirectly engage in the business of developing products competitive with Kaiser Aluminum within the United States of America or any other geographical area served by Kaiser Aluminum. Nor will you engage, within this geographical area, in the design, development, distribution, manufacture, assembly or sale of a product or service in competition with any product or service currently marketed or planned by Kaiser Aluminum to the extent such activity would reveal the plans, designs or specifications disclosed to you by Kaiser Aluminum. This paragraph does not restrict your ownership of securities in any enterprise or participation in the management of any non-Kaiser competitive aspect of any enterprise. By signing


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this letter in the space provided, you acknowledge that these prohibitions are both reasonable as to time, geographical area and scope of activity and do not impose a restriction greater than is necessary to protect Kaiser Aluminum's good will, proprietary information and business interests. Additionally, your signature below acknowledges your continued commitment to abide by the terms of paragraphs 2, 3, 4, 5, 6 and 7 of your Employment Agreement as well as the Corporate Code of Business conduct and Accompanying Compliance Manuals. If you have any questions concerning your obligations under either of these documents, please let me know.

Participation in the Plan will not give rise to any right to continued employment, shall not in any way prohibit changes in the terms of your employment and shall not in any way limit the right of Kaiser Aluminum to terminate your employment at any time for any reason with or without stating a reason.

Kaiser Aluminum may assign its rights and obligations hereunder. In such event, such rights and obligations shall inure to the benefit of and shall be binding upon the successors and assigns of Kaiser Aluminum. Your rights and obligations hereunder are personal, and such rights and obligations shall not be subject to voluntary or involuntary assignment or other transfer by you and any attempted alienation, assignment or other transfer of your rights or obligations hereunder shall be void and without effect.

I congratulate you on your selection to participate in the Plan. It indicates your importance to the performance of Kaiser Aluminum. I would also like to thank you for your dedicated service and contribution to the past success of Kaiser Aluminum, and look forward to your continued contribution.

If you have any questions regarding the Plan, please feel free to discuss them with me, or call Bill Edgley, Director, Corporate Human Resources. If the foregoing is acceptable, please indicate your acceptance by signing the duplicate copy of this letter and returning the signed copy to the attention of Bill Edgley at Kaiser Aluminum, 6177 Sunol Blvd., Pleasanton, CA 94566.

Sincerely,


/S/ Raymond J. Milchovich
Raymond J. Milchovich
President and Chief Operating Officer


AGREED TO AND ACCEPTED BY:

/S/ Jack A. Hockema
Printed Name:  Jack A. Hockema
Title:  Vice President, President EP
Dated:  4-18-99